As filed with the Securities and Exchange Commission on December 23, 2002
                                                        Registration No. 333____



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-8


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                             GREY GLOBAL GROUP INC.
             (Exact Name of Registrant as Specified in Its Charter)

         Delaware                                    13-0802840
 (State of Incorporation)              (I. R.S. Employer Identification No.)
                      -------------------------------------

                                777 Third Avenue
                            New York, New York 10017
                                 (212) 546-2000

               (Address of Principal Executive Offices) (Zip Code)
                           --------------------------

                      1998 SENIOR MANAGEMENT INCENTIVE PLAN

                            (Full Titles of the Plan)
                           --------------------------

                             John A. Grudzina, Esq.
                           c/o Grey Global Group Inc.
                                777 Third Avenue
                            New York, New York 10017
                                 (212) 546-2000
 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)

                                   copies to:

                             Morris J. Kramer, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                                Four Times Square
                            New York, New York 10036
                                 (212) 735-3000
                           --------------------------

                         CALCULATION OF REGISTRATION FEE

                                                              Proposed Maximum             Proposed Maximum             Amount of
       Title of Securities              Amount to be           Offering Price             Aggregate Offering          Registration
        to be Registered               Registered (1)           Per Share (2)                Price (1) (3)               Fee (4)
---------------------------------  ----------------------- ----------------------------- --------------------------- ---------------
Common Stock, $0.01par
value, of Grey Global Group Inc.     200,000 shares (1)           $586.63                  $117,326,000                $10,793.99
---------------------------------  ----------------------- ----------------------------- --------------------------- ---------------

(1) Represents the maximum number of shares of Common Stock issuable under the 1998 Senior Management Incentive Plan (the "Plan"). Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of Common Stock which become issuable pursuant to antidilution provisions of the Plan.

(2) Estimated for the sole purpose of computing the registration fee. Calculated pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices for a share of Common Stock as quoted on the Nasdaq National Market as of December 20, 2002.

(3) Estimated for the sole purpose of computing the registration fee.

(4) The registration fee has been calculated pursuant to Section 6(b) of the Securities Act as follows: 0.0092% of $117,326,000, the Proposed Maximum Aggregate Offering Price of the shares of Common Stock registered hereunder.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The document(s) containing the information specified in Part I of Form S-8 have been or will be sent to persons eligible to participate in the Plan. Pursuant to the Note in the Instructions to Part I of Form S-8, this information is not being filed with or included in this registration statement.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents By Reference

         The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, dated April 1, 2002, as amended by Form 10-K/A, dated April 30, 2002, Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, dated May 15, 2002, Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, dated August 14, 2002, Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, dated November 13, 2002, Current Report on Form 8-K, dated March 14, 2002, and Current Report on Form 8-K, dated August 8, 2002, which have been filed by the Registrant under the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated by reference herein.

         A description of the Registrant's Common Stock is set forth below.

         All documents filed or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities described herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.                    Description of Securities

         The Registrant is authorized to issue up to 50,000,000 shares of Common Stock, 10,000,000 shares of Limited Duration Class B Common Stock, $0.01 par value per share (the "Class B Common Stock"), and 500,000 shares of Preferred Stock, $0.01 par value per share (the "Preferred Stock"). As of October 31, 2002, there were 1,066,872 shares of Common Stock issued and outstanding and 174,799 shares of Common Stock available for issuance upon exercise of outstanding stock options, 235,705 shares of Common Stock available for issuance upon conversion of Class B Common Stock (including shares of Class B Common Stock issuable upon conversion of convertible debentures) and 25,564 shares of Common Stock available for issuance upon the conversion of outstanding convertible debentures. As of October 31, 2002, there were 210,141 shares of Class B Common Stock and 30,000 shares of Preferred Stock issued and outstanding.

         As more fully described in the Registrant's Restated Certificate of Incorporation (the "Certificate of Incorporation"), the holders of the Common Stock and Class B Common Stock, subject to the preferential rights of the holders of Preferred Stock, are entitled to receive such dividends as may be declared from time to time by the Registrant's Board of Directors out of funds legally available therefor and to share equally, with the holders of Preferred Stock, in the assets of the Registrant upon any liquidation, dissolution or winding up of the Registrant. Holders of Preferred Stock are entitled to cumulative preferential dividends of $.25 per calendar year and a preferential liquidation distribution of $1.00 for each share of Preferred Stock.

         Subject to the rights of the holders of shares of Series I Preferred Stock, the holders of the Common Stock are entitled to one vote per share voting as a class with the holders of Preferred Stock and Class B Common Stock, on all matters submitted to stockholders generally. The holders of Class B Common are generally entitled to ten votes per share until April 3, 2006, when the Class B Common Stock automatically converts into shares of Common Stock and the holders of Preferred Stock are generally entitled to eleven votes per share so long as the Class B Common Stock has not automatically converted into Common Stock and two votes per share thereafter. The holders of Common Stock and Class B Common Stock vote separately as classes with respect to amendments to the Certificate of Incorporation that alter or change the powers, preferences, or special rights of the Common Stock or Class B Common Stock, as the case may be, to affect them adversely, and with respect to such other matters as may require class votes under the General Corporation Law of Delaware ("the DGCL"). The holders of Series I Preferred Stock, voting separately as a single class, have the right to elect or remove one-quarter of the Registrant's Board of Directors, and to approve the merger or consolidation of the Registrant or sale by it of all or subsequently all of its assets. The Certificate of Incorporation currently provides for cumulative voting on all elections of directors. Holders of Common Stock have no conversion, preemptive or subscription rights, and the shares of Common Stock are not subject to redemption. All outstanding shares of Common Stock and all shares of Common Stock offered hereby will be fully paid and non-assessable.

         As set forth in the Certificate of Incorporation, holders of Class B Common Stock have limited transfer rights, although the Class B Common Stock is at all times convertible into Common Stock on a share for share basis. In addition, as described above, the Class B Common Stock is scheduled to convert automatically into Common Stock on April 3, 2006.

         The Certificate of Incorporation and the Registrant's By-Laws (the "By-Laws") currently contain certain provisions which may have "anti-takeover" effects. The Certificate of Incorporation and By-Laws (a) require the vote of two-thirds of the outstanding stock of the Registrant and the vote of a majority of the Series I Preferred Stock to approve a merger or consolidation of the Registrant or the disposition of substantially all of the assets of the Registrant, (b) divide the Board of Directors, into three classes, one class to be elected each year, (c) require cumulative voting in the election of directors, (d) require the vote of four-fifths of the outstanding stock of the Registrant to permit the stockholders to amend the By-Laws for the purpose of changing the number of directors, (e) provide that in the event a vote of the Board of Directors is tied, the Chairman of the Board shall be entitled to cast an additional vote, (f) permit the holders of the Series I Preferred Stock to vote as a separate class to elect or remove one quarter of the Board of Directors, and (g) require a majority of the outstanding shares of Series I Preferred Stock, voting as a separate class, to approve the issuance of additional series of Preferred Stock if the holders of such new shares will be entitled to vote with the holders of Series I Preferred Stock on the election of directors or the merger, consolidation or sale of all or substantially all of the assets of the Registrant.

         In addition, subject to applicable law, the Board of Directors of the Registrant may issue, in its sole discretion, additional shares of Common Stock and Preferred Stock without further stockholder action. Preferred Stock may be issued in one or more series and may have such designations, preferences and relative rights, qualifications and limitations as the Board of Directors may fix by resolution or resolutions at the time of issuance. It might be possible for the Board to use its authority to issue Common Stock or Preferred Stock in a way which could deter or impede the completion of a tender offer or other attempt to gain control of the Registrant which the Board of Directors does not approve. The Registrant does not have any present plans or commitments to use its authority to effect any such transaction, but reserves the right to take any action in the future which the Board deems to be in the best interests of the Registrant and its stockholders under the circumstances.

         The foregoing description of the Common Stock is qualified in its entirety by reference to Article Fourth of the Certificate of Incorporation, incorporated herein by reference.

         The Common Stock is listed on the Nasdaq Stock Market's National Market and is subject to quotation on the National Association of Securities Dealers Automated Quotations System.

Item 5.                    Interests of Named Experts and Counsel

         Certain legal matters with respect to the offering of the shares of Common Stock registered hereby have been passed upon by Skadden, Arps, Slate, Meagher & Flom LLP ("SASMF"), Four Times Square, New York, NY 10036, special counsel to the Registrant. Mark N. Kaplan is of counsel at SASMF and a director and stockholder of the Registrant.

Item 6.                    Indemnification of Directors and Officers

         Set forth below is a description of certain provisions of the Certificate of Incorporation and the By-Laws and the DGCL, as such provisions relate to the indemnification of the directors and officers of the Registrant. This description is intended only as a summary and is qualified in its entirety by reference to the Certificate of Incorporation and the By-Laws incorporated herein by reference, and the DGCL.

         Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney fees') actually and reasonably incurred by such person in connection therewith; that indemnification and advancement of expenses provided for by
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or the advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

         Section 102(b) (7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

         Article Eleventh of the Certificate of Incorporation, as amended, provides as follows:

         "The Company shall to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify the members of its Board of Directors, indemnify the officers of the Company and any and all persons whom it shall have power to indemnify from and against any and all expenses, liabilities or other matters.

         No director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article Eleventh shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eleventh shall apply to, or have any effect on, the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal."

         Article Fifth of the By-Laws, as amended, provides as follows:

         "The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, indemnify members of the Board and may, if authorized by the Board, indemnify its officers and any and all persons whom it shall have power to indemnify, against any and all expenses, liabilities or other matters."

         The Registrant has entered into an indemnification agreement with each of its directors pursuant to which the Registrant agreed, among other things, to indemnify to the fullest extent permitted by applicable law and to advance expenses which are to be repaid if it is ultimately determined that indemnification would not be permitted under applicable law.

         The Registrant currently has in effect a form of liability insurance policy covering directors, officers, employees and agents, whereby, subject to certain deductibles, exclusions and a reimbursement ceiling, the insurer is required to reimburse the Registrant for any indemnification that may properly be paid to any such person.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.                    Exemption From Registration Claimed.

         Not Applicable.

Item 8.           Exhibits.

Exhibit
Number                     Description

4 Restated Certificate of Incorporation (Incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, dated July 13, 2000, filed with the Commission pursuant to Section 13 of the Exchange Act).

5 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Registrant, regarding the legality of the Common Stock being registered, dated December 23, 2002.*

23.1 Consent of Skadden, Arps, Slate, Meagher & Flom LLP to the filing of its opinion is included in Exhibit 5.*

23.2 Consent of Ernst & Young LLP to the incorporation by reference of its report on the consolidated financial statements included in the Registrant's Annual Report on Form 10-K for its fiscal year ended December 31, 2001, dated December 23, 2002.*

24 Powers of Attorney are included on the signature page of this registration statement.*

----------------------
*Filed herewith

Item 9.                    Required Undertakings.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 23rd day of December, 2002.

                           GREY GLOBAL GROUP INC.

                           By    /s/Steven G. Felsher
                              -------------------------------------------------
                                 Name:  Steven G. Felsher
                                 Title: Vice Chairman, Chief Financial Officer,
                                     Secretary and Treasurer

                                POWER OF ATTORNEY

         KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Edward H. Meyer, Mark N. Kaplan and Steven G. Felsher, and each of them, such person's true and lawful attorneys-in-fact and agents, each with full power of substitution for such person, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or the substitute or substitutes for such attorney-in-fact, may do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                 Name                                       Title                                     Date


  /s/Edward H. Meyer                        Chairman of the Board, President and              December 23, 2002
------------------------------------
     Edward H. Meyer                               Chief Executive Officer
                                                (Principal Executive Officer)


  /s/Steven G. Felsher                         Vice Chairman, Chief Financial                 December 23, 2002
------------------------------------
     Steven G. Felsher                        Officer, Secretary and Treasurer
                                                (Principal Financial Officer)


  /s/Lester M. Feintuck                             Senior Vice President                     December 23, 2002
------------------------------------
     Lester M. Feintuck                        (Principal Accounting Officer)


  /s/Victor J. Barnett                                    Director                            December 23, 2002
------------------------------------
     Victor J. Barnett


  /s/Mark N. Kaplan                                       Director                            December 23, 2002
------------------------------------
     Mark N. Kaplan


  /s/Daniel S. Shapiro                                    Director                            December 23, 2002
------------------------------------
     Daniel S. Shapiro

                                  Exhibit Index

Exhibit
Number
(Referenced to
Item 601(b) of
Regulation S-K)   Exhibit
---------------------------

4 Restated Certificate of Incorporation (Incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, dated July 13, 2000, filed with the Commission pursuant to Section 13 of the Exchange Act.)

5 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Registrant, regarding the legality of the Common Stock being registered, dated December 23, 2002.

23.1 Consent of Skadden, Arps, Slate, Meagher & Flom LLP to the filing of its opinion is included in Exhibit 5.

23.2 Consent of Ernst & Young LLP to the incorporation by reference of its report on the consolidated financial statements included in the Registrant's Annual Report on Form 10-K for its fiscal year ended December 31, 2001, dated December 23, 2002.

24 Powers of Attorney are included on the signature page of this registration statement.